EXHIBIT 12.1


                         ARIZONA PUBLIC SERVICE COMPANY
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)


                                         Six Months
                                           Ended                              Twelve Months Ended
                                       June 30, 2000                              December 31
                                       -------------   -----------------------------------------------------------------
                                            2000         1999           1998         1997           1996         1995
                                         ---------     ---------     ---------     ---------     ---------     ---------
Earnings:
  Net Income ........................    $ 128,626     $ 128,437(a)  $ 255,247     $ 251,493     $ 243,471     $ 239,570
  Income taxes (a) ..................       95,582        65,373       159,456       153,324       132,961       141,267
  Fixed Charges .....................       92,125       184,327       188,568       195,055       203,855       214,768
                                         ---------     ---------     ---------     ---------     ---------     ---------
    Total ...........................    $ 316,333     $ 378,137     $ 603,271     $ 599,872     $ 580,287     $ 595,605
                                         =========     =========     =========     =========     =========     =========

Fixed Charges:
  Interest expense ..................    $  71,065     $ 140,948     $ 144,695     $ 150,335     $ 158,287     $ 168,175
  Amortization of debt discount,
    premium and expense .............        3,468         7,323         7,580         7,791         8,176         8,622
  Estimated interest portion of
    annual rents (b) ................       17,592        36,056        36,293        36,929        37,392        37,971
                                         ---------     ---------     ---------     ---------     ---------     ---------
    Total ...........................    $  92,125     $ 184,327     $ 188,568     $ 195,055     $ 203,855     $ 214,768
                                         =========     =========     =========     =========     =========     =========

Ratio of Earnings to Fixed Charges
  (rounded down) ....................         3.43          2.05          3.19          3.07          2.84          2.77
                                         =========     =========     =========     =========     =========     =========

(1)  Income Taxes:
     Charged to operations ..........    $  95,708     $ 192,015     $ 192,207     $ 184,737     $ 178,513     $ 178,865
     Income Tax Benefit-
       Disallowance (b) .............          N/A       (94,115)          N/A           N/A           N/A           N/A
     Charged (credited) to other
       accounts .....................         (126)      (32,527)      (32,751)      (31,413)      (45,552)      (37,598)
                                         ---------     ---------     ---------     ---------     ---------     ---------
       Total ........................    $  95,582     $  65,373     $ 159,456     $ 153,324     $ 132,961     $ 141,267
                                         =========     =========     =========     =========     =========     =========

(2)  Estimated interest portion of
     Unit 2 lease payments included
     in estimated interest portion of
     annual rentals .................    $  16,671     $  33,878     $  34,315     $  34,720     $  35,083     $  35,422
                                         =========     =========     =========     =========     =========     =========

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(a)  Net Income for twelve  months  ended  December  1999  reflects an after-tax extraordinary charge of $140 million for a regulatory disallowance.

(b) Income taxes reported on the Company's income statement are shown excluding the effects of the regulatory disallowance.